Free Writing Prospectus

Filed pursuant to Rule 433

Dated April 15, 2015

Relating to

Preliminary Prospectus Supplement dated April 15, 2015 to

Prospectus dated February 19, 2014

Registration Statement No. 333-194037

Final Term Sheet

$250 million 3.875% Senior Notes due 2025

Issuer:	Healthcare Realty Trust Incorporated

Principal Amount:	$250 million

Title of Securities:	3.875% Senior Notes due 2025

Trade Date:	April 15, 2015

Original Issue Date (Settlement Date):	April 24, 2015 (T+7)

Maturity Date:	May 1, 2025

Interest Payment Dates:	Semi-annually in arrears on each May 1 and November 1, commencing November 1, 2015.

Benchmark Treasury:	2.000% due February 15, 2025

Benchmark Treasury Price/Yield:	101-01 / 1.885%

Spread to Benchmark Treasury:	T+200 basis points

Yield to Maturity:	3.885%

Coupon:	3.875% per annum

Public Offering Price:	99.917%

Redemption Provision:

Make-Whole Call:	T+30 basis points, before February 1, 2025

Par Call:	On or after February 1, 2025

CUSIP / ISIN:	421946AJ3 / US421946AJ38

Joint Book-Running Managers:	J.P. Morgan Securities LLC Barclays Capital Inc. Jefferies LLC

Senior Co-Managers:

Merrill Lynch, Pierce, Fenner & Smith Incorporated

BMO Capital Markets Corp.

Credit Agricole Securities (USA) Inc.

Fifth Third Securities, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC FTN Financial Securities Corp RBC Capital Markets, LLC Regions Securities LLC Scotia Capital (USA) Inc.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement dated April 15, 2015 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533 or Barclays Capital Inc. at 1-888-603-5847.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.